 Exhibit 16.1

 April 21, 2016

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4.1 Changes in Registrants Certifying Accountant included in the Form 8-K dated April 20, 2016 of Coates International, Ltd. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

Very truly yours,

/s/ Cowan, Gunteski & Co., P.C.